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                                                                   EXHIBIT 10.10

                                       September 13, 2000

Daniel Wark



RE: EMPLOYMENT TERMS

Dear Dan,

Volterra is pleased to offer you the position of Vice President of Operations on the following terms.

You will report to Jeff Staszak. You will work at our facility located at 3839 Spinnaker Ct, in Fremont, California. Of course, Volterra may change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $5,846.15 bi-weekly ($152,000 per year), less payroll deductions and all required withholdings. You will be eligible for the following standard Company benefits: medical, dental, life, and vision insurance, 401(k), Personal Time Off (PTO), and holidays. You will receive options on 150,000 shares of common stock pursuant to the Company's stock option plan. Your benefits and options will begin to accrue on the 1st day of the first month following your start date. Additional details about these benefit plans are available for your review. Volterra may modify your compensation and benefits from time to time as it deems necessary.

As a Volterra employee, you will be expected to abide by Company rules and regulations, and sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Volterra proprietary information.

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Volterra at any time and for any reason whatsoever simply by notifying Volterra. Likewise, Volterra may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

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The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me by September 20, if you wish to accept employment at Volterra, under the terms described above. If you accept our offer, we would like you to start October 2.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Jeff Staszak

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Jeff Staszak
President & CEO

ACCEPTED:

/s/ Dan Wark

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Dan Wark

September 20, 2000

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Date